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                                   EXHIBIT 5.1

                  [LETTERHEAD OF MORSE, ZELNICK, ROSE & LANDER}

                                 450 PARK AVENUE
                          NEW YORK, NEW YORK 10022-2605
                                  212 838 1177
                                FAX 212 838 9190

                                   May 21, 2002

AdStar, Inc.
4553 Glencoe Avenue
Suite 325
New York, New York 90292

                     Re: Registration Statement on Form S-8
Dear Sirs:

      We have acted as counsel to AdStar, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), to register the offering by the Company of shares of Common Stock par value $.0001 per share (the "Shares") issuable under the Company's 1999 Stock Option Plan (the "Option Plan") and issuable upon exercise of certain options granted by the Company outside of the Option Plan (the "Non-Plan Options").

      In this regard, we have reviewed the Certificate of Incorporation of the Company, as amended, resolutions adopted by the Company's Board of Directors, the Option Plan, the option agreements for the options issued under the Option Plan, the option agreements for the Non-Plan Options and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

      Based upon the foregoing, we are of the opinion that the Shares issuable
(i) under the Option Plan upon exercise of options granted and to be granted pursuant to the Option Plan have been duly and validly authorized for issuance and when issued and delivered as contemplated by the Option Plan will be legally issued, fully paid and non-assessable; and (ii) upon exercise of the Non-Plan Options have been duly and validly authorized for issuance and when issued and delivered will be legally issued, fully paid and non-assessable.

      Members of Morse, Zelnick, Rose & Lander, LLP own, in the aggregate, the following securities: 247,002 shares of AdStar's common stock and warrants to purchase 100,000 shares of AdStar's common stock, all of which are currently exercisable; and options to purchase 50,000 shares of our common stock. Stephen
A. Zelnick, Esq., a member of Morse, Zelnick, Rose & Lander, LLP, is a member of AdStar's Board of Directors.

      We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the SEC thereunder.

                                          Very truly yours,

                                          /s/ Morse, Zelnick, Rose & Lander, LLP
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                                          Morse, Zelnick, Rose & Lander, LLP